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Pricing Supplement dated October 11, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                TOYOTA MOTOR CREDIT CORPORATION

                  Medium-Term Note, Series B - Floating Rate
_______________________________________________________________________________
Principal Amount: $220,000,000		  Trade Date: October 11, 2005
Issue Price: 100.00%			  Original Issue Date: October 14, 2005
Initial Interest Rate: 3.99563%	 	  Net Proceeds to Issuer: $219,912,000
  (inclusive of Spread)			  Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.04%
Stated Maturity Date: September 14, 2007
_______________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
              (Fixed Interest Rate): 		      Date):
   [ ]  Other Floating Rate Note		     (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
      [ ]  Eleventh District Cost of Funds Rate	     [ ]  Federal Funds Rate
      [X]  LIBOR	[ ]  Treasury Rate	     [ ]  Other (see attached)
                       If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                   [X]  Telerate Page: 3750

   Initial Interest Reset Date: December 14, 2005  Spread (+/-): -0.03%
   Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: the 14th of each March,   Maximum Interest Rate: N/A
       June, September and December
   Interest Payment Dates: the 14th of each        Minimum Interest Rate:  N/A
       March, June, September and December,        Index Maturity: 3 month
	  commencing December 14, 2005		   Index Currency: U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from October 14, 2005 to September 14, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                   ___________________________

                          J.P. Morgan Securities Inc.
                              Merrill Lynch & Co.

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                         ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase $20,000,000 in principal amount of Notes, Merrill, acting as principal, has agreed to purchase $200,000,000 in principal amount of Notes, and TMCC has agreed to sell the Notes at 99.96% of their principal amount. JPMorgan and Merrill may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, the obligations of JPMorgan and Merrill to purchase the Notes are several and not joint, and in the event of a default by either of them, TMCC will issue the Notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Agreement, each of JPMorgan and Merrill is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.